2011 Fiscal Year Bonus Plan

There is no formal written legal document for our 2011 Fiscal Year 2011 Bonus Plan.

The following is a brief description of the plan

Our Fiscal 2011 Bonus Plan provided our executive officers and management level employees, other than our CEO, with the opportunity to obtain, in addition to their base salary, an annual cash bonus that is dependent upon the Company achieving stated goals for the year in question.   The plan was not dependent on achievement of individual goals, although our bonus plan for our year ending March 31, 2010 did have an individual performance component.  The Fiscal 2011 Bonus Plan provided that each of our eligible employees has a target bonus delineated as a percentage of base salary and such percentage was multiplied by (i) the Performance Multiplier and (ii) the employee’s base salary to determine the employee’s bonus.

Performance Multiplier is nil if we achieved less than 90% of the weighted target performance percentage, and ranges between 50% and 150% depending on the level of weighted target performance percentage.

The weighted target performance percentage  was calculated by assigning weights to the following performance targets: Revenue, EBITDA, Service Level, Quality Compliance and Regulatory Compliance and multiplying each weighting by a percentage between 90% and 125% depending upon the level of performance reached, and then summing the results.  If the percentage of performance target achieved is less than 90%, then the weighting for that performance measure is zero.